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                                                                    EXHIBIT 99.1


     NORTH CHARLESTON, S.C., Jan. 30 /PRNewswire/ -- Polymer Group, Inc.
(NYSE: PGH) announced today that, effective January 29, 1998, its affiliate, DT Acquisition Inc. ("DTA"), completed the separation of the Nonwovens and Apparel Businesses of Dominion Textile Inc. ("Dominion") and the sales of the Nonwovens assets to Polymer Group, Inc. ("PGI") and the Apparel assets to Galey & Lord, Inc. ("Galey & Lord") (NYSE: GNL). The asset separation and sales were pursuant to a Purchase Agreement between PGI and Galey & Lord dated October 27, 1997 (the "Purchase Agreement").
     On December 19, 1997, DTA successfully completed its tender offers to purchase all outstanding common and first preferred shares of Dominion, acquiring approximately 98% of the common shares and 96% of the first preferred shares.
     Dominion's Nonwovens Businesses include: Waynesboro, Virginia-based Poly-Bond, a manufacturer of nonwovens primarily for hygienic consumer product applications; Nordlys, based in Bailleul, France, a producer of nonwovens for industrial applications; and DNS, a joint venture with manufacturing operations in Buenos Aires, Argentina.
     "We are very pleased to have finalized the acquisition," commented Jerry Zucker, Chairman, President and CEO of Polymer Group. "The addition of these businesses to the Polymer Group will be one of several important drivers of our continuing growth in Fiscal 1998 and beyond."
     At 5:00 p.m., New York City time, January 28, 1998, Domionion Textile (USA) Inc., a subsidiary of Dominion, successfully completed its previously announced tender offers and consent solicitations for its outstanding 8-7/8% Guaranteed Senior Notes due 2003 (the "8-7/8% Notes") and its outstanding
9-1/4% Guaranteed Senior Notes due 2003 (the "9-1/4% Notes"). Of the $150 million of 8-7/8% Notes outstanding, approximately $145.6 million, or 97.0%, were tendered as of the close of business on January 28, 1998. Of the $125 million of 9-1/4% Notes outstanding, approximately $124.5 million, or 99.6%, were tendered as of the close of business on January 28, 1998.
     Polymer Group, one of the world's 3 largest producers of nonwovens, is a global manufacturer and marketer of nonwovens and woven slit film materials with principal business lines in disposable hygiene, medical, wiping and specialized industrial applications. The Company employs approximately 3,000 people and operates 19 manufacturing facilities in 7 countries in North
America, South America and Europe. DTA is a Canadian affiliate of PGI formed for the purpose of acquiring Dominion and facilitating the execution of the Purchase Agreement.

     For further information, please contact:
     James Bryant
     Director of Investor Relations
     Polymer Group, Inc.
     4838 Jenkins Avenue